                                                              Exhibit 99.(h)(iv)


SUB-TRANSFER AGENCY AND SERVICE AGREEMENT

                                     BETWEEN

                             LM FUND SERVICES, INC.

                                       AND

                       STATE STREET BANK AND TRUST COMPANY


WESTERN ASSET FUNDS

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
1.   Terms of Appointment and Duties                                           1

2.   Representations and Warranties of the Sub-Transfer Agent                  2

3.   Representations and Warranties of the Transfer Agent                      3

4.   Data Access and Proprietary Information                                   3

5.   Indemnification                                                           5

6.   Standard of Care                                                          6

7.   Confidentiality                                                           6

8.   Covenants of the Transfer Agent and the Sub-Transfer Agent                7

10.  Termination of Agreement                                                  7

11.  Assignment and Third Party Beneficiaries                                  7

12.  Subcontractors                                                            8

13.  Miscellaneous                                                             8

                    SUB-TRANSFER AGENCY AND SERVICE AGREEMENT

AGREEMENT made as of the 30th day of April, 2002, by and between LM FUND SERVICES, INC., a Maryland corporation, having its principal office and place of business at 100 Light Street, Baltimore, Maryland 21202 (the "Sub-Transfer Agent"), and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company having its principal office and place of business at 225 Franklin Street, Boston, Massachusetts 02110 (the "Transfer Agent").

WHEREAS, the Sub-Transfer Agent has been assigned 050229 as its six-digit FINS number by the Depository Trust Company of New York, NY ("DTC");

WHEREAS, the Sub-Transfer Agent is registered with Securities and Exchange Commission, its appropriate regulatory authority ("ARA") and has been assigned a seven digit number (generally beginning with an "84" or an "85") ARA number of 84-5871;

WHEREAS, the Transfer Agent has been assigned 209809 as its six-digit FINS number by the DTC;

WHEREAS, the Transfer Agent is registered with the Board of Governors of the Federal Reserve System, its ARA and has been assigned ARA number of 85-05003;

WHEREAS, the Transfer Agent has been appointed by each of the investment companies (including each series thereof) listed on Schedule A (the "Fund(s)"), each an open-end diversified management investment company registered under the Investment Company Act of 1940, as amended, as transfer agent, dividend disbursing agent and shareholder servicing agent in connection with certain activities, and the Transfer Agent has accepted each such appointment;

WHEREAS, the Transfer Agent has entered into various Transfer Agency and Service Agreements with each of the Funds (including each series thereof) listed on Schedule A pursuant to which the Transfer Agent is responsible for certain transfer agency and dividend disbursing functions;

WHEREAS, the Sub-Transfer Agent has agreed to act as an independent contractor for the Transfer Agent and will not be acting as an affiliate or agent of any Funds or their investment adviser or advisers;

WHEREAS, the Transfer Agent has agreed that the Sub-Transfer Agent shall perform certain shareholder accounting and servicing functions (collectively "Shareholder and Record-Keeping Services"); and

WHEREAS, the Sub-Transfer Agent has agreed to perform such Shareholder and Record-Keeping Services.

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NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.        TERMS OF APPOINTMENT; DUTIES OF SUB-TRANSFER AGENT

          Subject to the terms and conditions set forth in this Agreement, the Transfer Agent hereby employs and appoints the Sub-Transfer Agent to act as, and the Sub-Transfer Agent agrees to act as, the agent of the Transfer Agent for the shares of the Funds in connection with any accumulation, open-account, retirement plans or similar plan provided to the shareholders of each Fund ("Shareholders") and set out in the currently effective prospectus and statement of additional information ("prospectus") of each such Fund, including without limitation any periodic investment plan or periodic withdrawal program, but only with respect to services outlined on Schedule 1 (defined below). As used herein, the term "Shares" means the authorized and issued shares of common stock, or shares of beneficial interest, as the case may be, for each of the Funds (including each series thereof) enumerated in Schedule A. In accordance with procedures established from time to time by agreement between the Transfer Agent and the Sub-Transfer Agent, the Sub-Transfer Agent agrees that it will perform Shareholder and Record-Keeping Services outlined on the attached Sub-Transfer Agency Services Schedule 1 ("Schedule 1"), which may be amended by the parties from time to time.

2.        REPRESENTATIONS AND WARRANTIES OF THE SUB-TRANSFER AGENT

          The Sub-Transfer Agent represents and warrants to the Transfer Agent that:

    2.1 It is a corporation duly organized and existing and in good standing under the laws of the State of Maryland.

    2.2 It is duly qualified to carry on its business in the State of Maryland.

    2.3 It is empowered under applicable laws and by its Articles of Organization and By-Laws to enter into and perform this Agreement.

    2.4 It is a transfer agent fully registered as a transfer agent pursuant to Section 17A(c)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

    2.5 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

    2.6 It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

    2.7 It has and will continue to comply with all laws and regulations applicable to registered transfer agents.

3.        FEES AND EXPENSES

          PAYMENT OF FEES TO SUB-TRANSFER AGENT. No Fees shall be payable by the Transfer Agent to the Sub-Transfer Agent.

4.        REPRESENTATIONS AND WARRANTIES OF THE TRANSFER AGENT

          The Transfer Agent represents and warrants to the Sub-Transfer Agent that:

    4.1 It is a trust company duly organized and existing and in good standing under the laws of The Commonwealth of Massachusetts.

    4.2 It is duly qualified to carry on its business in The Commonwealth of Massachusetts.

    4.3 It is empowered under applicable laws and by its Charter and By-Laws to enter into and perform this Agreement.

    4.4 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

    4.5 It is a transfer agent fully registered as a transfer agent pursuant to Section 17A(c)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

5.        DATA ACCESS AND PROPRIETARY INFORMATION

    5.1 The Transfer Agent and the Sub-Transfer Agent acknowledge that any databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to each other as part of the Fund's ability to access certain Fund-related data ("Customer Data") maintained on databases under the control and ownership of the Transfer Agent, the Sub-Transfer Agent or other third party ("Data Access Services") constitute copyrighted, trade secret, or other proprietary information (collectively, "Proprietary Information") of substantial value to the Transfer Agent, Sub-Transfer Agent, or other third party. In no event shall Proprietary Information be deemed Customer Data. The Transfer Agent and the Sub-Transfer Agent agree to treat all Proprietary Information as proprietary to the each other and further agree that they shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder. Without limiting the foregoing, the Transfer Agent and Sub-Transfer Agent agree for themselves and their employees and agents to:

          (a) Use such programs and databases (i) solely on the each other's computers, or (ii) solely from equipment at the location agreed to between them and (iii) solely in accordance with the each other's applicable user documentation;

          (b) Refrain from copying or duplicating in any way (other than in the normal course of performing processing), the Proprietary Information;

          (c) Refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform in a timely manner of such fact and dispose of such information in accordance with the instructions of the other party;

          (d) Refrain from causing or allowing information transmitted from the computer to the terminal to be retransmitted to any other computer terminal or other device except as expressly permitted by each other (such permission not to be unreasonably withheld);

          (e) Allow each other to have access only to those authorized transactions as agreed to; and

          (f) Honor all reasonable written requests made by each other to protect at the requesting parties expense the rights of the requesting party in Proprietary Information at common law, under federal copyright law and under other federal or state law.

    5.2 Proprietary Information shall not include all or any portion of any of the foregoing items that: (i) are or become publicly available without breach of this Agreement; (ii) are released for general disclosure by a written release by either party; or (iii) are already in the possession of the receiving party at the time of receipt without obligation of confidentiality or breach of this Agreement.

    5.3 The parties acknowledge that their obligation to protect each other's Proprietary Information is essential to their business interests and that the disclosure of such Proprietary Information in breach of this Agreement would cause immediate, substantial and irreparable harm, the value of which would be extremely difficult to determine. Accordingly, the parties agree that, in addition to any other remedies that may be available in law, equity, or otherwise for the disclosure or use of the Proprietary Information in breach of this Agreement, the parties shall be entitled to seek and obtain a temporary restraining order, injunctive relief, or other equitable relief against the continuance of such breach.

    5.4 If either party notifies the other that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, the other party shall endeavor in a timely manner to correct such failure. Organizations from which either party may obtain certain data included in the Data Access Services are solely responsible for the contents of such data and the parties agree to make no claim against the other arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof. Data access services and all computer programs and software specifications used in connection therewith are provided on an as is, as available basis. The parties expressly disclaim all warranties except those expressly stated herein including, but not limited to, the implied warranties of merchantability and fitness for a particular purpose.

    5.5 If the transactions available to the parties include the ability to originate electronic instructions to the each other in order to (i) effect the transfer or movement of cash or Shares or (ii) transmit Shareholder information or other information, then in such event the parties shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established by the parties from time to time.

    5.6 Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this SECTION 5. The obligations of this Section shall survive any earlier termination of this Agreement.

6.        INDEMNIFICATION

    6.1 The Transfer Agent shall not be responsible for, and the Sub-Transfer Agent shall indemnify and hold the Transfer Agent, harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to:

          (a) All actions of the Transfer Agent or its agents or subcontractors required to be taken pursuant to this Agreement, (including the defense of any law suit in which the Transfer Agent or affiliate is a named party), provided that such actions are taken in good faith and without negligence or willful misconduct;

          (b) The Sub-Transfer Agent's lack of good faith, negligence or willful misconduct which arise out of the breach of any representation or warranty of the Sub-Transfer Agent hereunder;

          (c) The reliance upon, and any subsequent use of or action taken or omitted, by the Transfer Agent, or its agents or subcontractors on:
          (i) any information, records, documents, data, stock certificates or services, which are received by the Transfer Agent or its agents or subcontractors by machine readable input, facsimile, CRT data entry, electronic instructions or other similar means authorized by the Sub-Transfer Agent, and which have been prepared, maintained or performed by the Sub-Transfer Agent or each Fund or any other person or firm on behalf of the Sub-Transfer Agent or each Fund including but not limited to any broker-dealer, TPA or previous transfer agent or registrar; (ii) any instructions or requests of the Sub-Transfer Agent or each Fund or any of its officers; (iii) any instructions or opinions of legal counsel with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement which are provided to the Transfer Agent after consultation with such legal counsel; or (iv) any paper or document reasonably believed to be genuine, authentic, or signed by the proper person or persons;

          (d) The negotiation and processing of any checks including without limitation for deposit into the Fund's demand deposit account maintained by the Transfer Agent; or

          (e) Upon the Fund's request entering into any agreements required by the National Securities Clearing Corporation (the "NSCC") for the transmission of Fund or Shareholder data through the NSCC clearing systems.

    6.2 The Sub-Transfer Agent shall not be responsible for, and the Transfer Agent shall indemnify and hold the Sub-Transfer Agent, harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to:

          (a) All actions of the Sub-Transfer Agent or its agents or subcontractors required to be taken pursuant to this Agreement, (including the defense of any law suit in which the Sub-Transfer Agent or affiliate is a named party), provided that such actions are taken in good faith and without negligence or willful misconduct;

          (b) The Transfer Agent's lack of good faith, negligence or willful misconduct which arise out of the breach of any representation or warranty of the Transfer Agent hereunder;

          (c) The reliance upon, and any subsequent use of or action taken or omitted, by the Sub-Transfer Agent, or its agents or subcontractors on: (i) any information, records, documents, data, stock certificates or services, which are received by the Sub-Transfer Agent or its agents or subcontractors by machine readable input, facsimile, CRT data entry, electronic instructions or other similar means authorized by the Transfer Agent, and which have been prepared, maintained or performed by the Transfer Agent or each Fund or any other person or firm on behalf of the Transfer Agent or each Fund including but not limited to any broker-dealer, TPA or previous transfer agent or registrar; (ii) any instructions or requests of the Transfer Agent or each Fund or any of its officers; (iii) any instructions or opinions of legal counsel with respect to any matter arising in connection with the services to be performed by the Sub-Transfer Agent under this Agreement which are provided to the Sub-Transfer Agent after consultation with such legal counsel; or (iv) any paper or document reasonably believed to be genuine, authentic, or signed by the proper person or persons;

    6.3 In order that the indemnification provisions contained in this SECTION 6 shall apply, upon the assertion of a claim for which the Sub-Transfer Agent may be required to indemnify the Transfer Agent, the Transfer Agent shall promptly notify the Sub-Transfer Agent of such assertion, and shall keep the Sub-Transfer Agent advised with respect to all developments concerning such claim. The Sub-Transfer Agent shall have the option to participate with the Transfer Agent in the defense of such claim or to defend against said claim in its own name or in the name of the Transfer Agent. The Transfer Agent shall in no case confess any claim or make any compromise in any case in which the Sub-Transfer Agent may be required to indemnify the Transfer Agent except with the Sub-Transfer Agent's prior written consent.

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7.        STANDARD OF CARE

          The Sub-Transfer Agent shall at all times act in good faith and agrees to use its best efforts within reasonable limits to ensure the accuracy of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors, including encoding and payment processing errors, unless said errors are caused by its negligence, bad faith, or willful misconduct or that of its employees or agents. The parties agree that any encoding or payment processing errors shall be governed by this standard of care and Section 4-209 of the Uniform Commercial Code is superseded by SECTION 7 of this Agreement.

8.        CONFIDENTIALITY

          The Transfer Agent and the Sub-Transfer Agent agree that they will not, at any time during the term of this Agreement or after its termination, reveal, divulge, or make known to any person, firm, corporation or other business organization, any customers' lists, trade secrets, cost figures and projections, profit figures and projections, or any other secret or confidential information whatsoever, whether of the Transfer Agent or of the Sub-Transfer Agent, used or gained by the Transfer Agent or the Sub-Transfer Agent during performance under this Agreement. The Transfer Agent and the Sub-Transfer Agent further covenant and agree to retain all such knowledge and information acquired during and after the term of this Agreement respecting such lists, trade secrets, or any secret or confidential information whatsoever in trust for the sole benefit of the Sub-Transfer Agent or the Transfer Agent and their successors and assigns. In the event of breach of the foregoing by either party, the remedies provided by SECTION 5 shall be available to the party whose confidential information is disclosed. The above prohibition of disclosure shall not apply to the extent that the Transfer Agent must disclose such data to its sub-contractor or Fund agent for purposes of providing services under this Agreement.

9.        COVENANTS OF THE TRANSFER AGENT AND THE SUB-TRANSFER AGENT

    9.1 The Sub-Transfer Agent hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Transfer Agent for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

    9.2 The Sub-Transfer Agent shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the Investment Company Act of 1940, as amended, and the Rules thereunder, the Sub-Transfer Agent agrees that all such records prepared or maintained by the Sub-Transfer Agent relating to the services to be performed by the Sub-Transfer Agent hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Fund on and in accordance with its request.

10.       TERMINATION OF AGREEMENT

    10.1  TERM. This Agreement may be terminated by either party upon thirty
          (30) days' written notice to the other.

    10.2 CONFIDENTIAL INFORMATION. Upon termination of this Agreement, each party shall return to the other party all copies of confidential or proprietary materials or information received from such other party hereunder, other than materials or information required to be retained by such party under applicable laws or regulations.

    10.3 BANKRUPTCY. Either party hereto may terminate this Agreement by notice to the other party, effective at any time specified therein, in the event that (a) the other party ceases to carry on its business or (b) an action is commenced by or against the other party under Title 11 of the United States Code or a receiver, conservator or similar officer is appointed for the other party and such suit, conservatorship or receivership is not discharged within thirty (30) days.

11.       ASSIGNMENT AND THIRD PARTY BENEFICIARIES

    11.1 Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party. Any attempt to do so in violation of this Section shall be void. Unless specifically stated to the contrary in any written consent to an assignment, no assignment will release or discharge the assignor from any duty or responsibility under this Agreement.

    11.2 Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Sub-Transfer Agent and the Transfer Agent, and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Sub-Transfer Agent and the Transfer Agent. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

    11.3 This Agreement does not constitute an agreement for a partnership or joint venture between the Sub-Transfer Agent and the Transfer Agent. Neither party shall make any commitments with third parties that are binding on the other party without the other party's prior written consent.

12.       SUBCONTRACTORS

          Nothing herein shall impose any duty upon the Transfer Agent or the Sub-Transfer Agent in connection with or make the Transfer Agent or Sub-Transfer Agent liable for the actions or omissions to act of unaffiliated third parties such as, by way of example and not limitation, Airborne Services, Federal Express, United Parcel Service, the U.S. Mails, the NSCC and telecommunication companies, provided, the party who selected such company shall have exercised due care in selecting the same.

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13.       MISCELLANEOUS

    13.1 AMENDMENT. This Agreement may be amended or modified by a written agreement executed by both parties.

    13.2 MASSACHUSETTS LAW TO APPLY. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts.

    13.3 FORCE MAJEURE. In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

    13.4 CONSEQUENTIAL DAMAGES. Neither party to this Agreement shall be liable to the other party for consequential, indirect or special damages under any provision of this Agreement or for any consequential, indirect or special damages arising out of any act or failure to act hereunder.

    13.5 SURVIVAL. All provisions regarding indemnification, warranty, liability, and limits thereon, and confidentiality and/or protections of proprietary rights and trade secrets shall survive the termination of this Agreement.

    13.6 SEVERABILITY. If any provision or provisions of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

    13.7 PRIORITIES CLAUSE. In the event of any conflict, discrepancy or ambiguity between the terms and conditions contained in this Agreement and any Schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

    13.8 WAIVER. No waiver by either party or any breach or default of any of the covenants or conditions herein contained and performed by the other party shall be construed as a waiver of any succeeding breach of the same or of any other covenant or condition.

    13.9 MERGER OF AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

    13.10 COUNTERPARTS. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

    13.11 REPRODUCTION OF DOCUMENTS. This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction shall likewise be admissible in evidence.

    13.12 NOTICES. All notices and other communications as required or permitted hereunder shall be in writing and sent by first class mail, postage prepaid, addressed as follows or to such other address or addresses of which the respective party shall have notified the other.

          (a) If to the Transfer Agent,. to:

                        State Street Bank and Trust Company
                        c/o Boston Financial Data Services, Inc.
                        2 Heritage Drive, 6th Floor
                        Quincy, Massachusetts 02171

                        Attention: Legal Department

                        Facsimile: (617) 483-2490

          (b) If to the Sub-Transfer Agent, to:

                        LM Fund Services, Inc.
                        11155 Red Run Boulevard
                        Owings Mills, Maryland 21117

                        Attention: D. Stuart Bowers

                        Facsimile: (410) 454-0200

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

                                        LM FUND SERVICES, INC.


                                        BY:
                                            -----------------------------

ATTEST:


------------------------------

                                        STATE STREET BANK AND TRUST
                                        COMPANY


                                        BY:
                                            -----------------------------

ATTEST:


------------------------------

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SCHEDULE A

The Funds consist of the following investment companies (including each series thereof):

Western Asset Funds, Inc.
      -  Western Asset Government Money Market Portfolio
      -  Western Asset Money Market Portfolio
      -  Western Asset Intermediate Portfolio
      -  Western Asset Intermediate Plus Portfolio
      -  Western Asset Core Portfolio
      -  Western Asset Core Plus Portfolio
      -  Western Asset Inflation Indexed Bond Portfolio
      -  Western Asset High Yield Portfolio
      -  Western Asset Non-U.S. Fixed Income Portfolio
      -  Western Asset Global Strategic Income Portfolio
      -  Western Asset Enhanced Equity Portfolio


LM FUND SERVICES, INC.                  STATE STREET BANK AND TRUST
                                        COMPANY


BY:                                     BY:
    ------------------------                ------------------------

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                                   SCHEDULE 1
                          SUB-TRANSFER AGENCY SERVICES

The Sub-Transfer Agent will perform the following functions:

   1. Establish all new accounts in DST Systems, Inc. ("DST") computer system TA2000;
   2.  Establish and maintenance of the Investor file (Statement file);
   3.  Process account maintenances;
   4.  Code accounts with NSCC BIN #'s;
   5.  Approve clients for DST Vision access (DST account Internet access);
   6.  Respond to all shareholder inquiries via phone, fax and email;
   7.  Handle all in-kind subscriptions for all funds;
   8.  Complete audits for existing clients;
   9.  Mail shareholder reports;
   10. Process all fee payments for retirement platforms, brokers and TPA's; and
   11. Convert clients from manual trading to NSCC.


LM FUND SERVICES, INC.                  STATE STREET BANK AND TRUST
                                        COMPANY


BY:                                     BY:
    --------------------------              ------------------------